Exhibit 10.4

SECOND AMENDED AND RESTATED

SELLING AGREEMENT

World Monitor Trust III

(A Delaware Statutory Trust)

Units of Beneficial Interest

Preferred Investment Solutions Corp.

Managing Owner

November 28, 2008

WORLD MONITOR TRUST III

Second Amended and Restated

Selling Agreement

World Monitor Trust III

(A Delaware Statutory Trust)

$500,000,000

Units of Beneficial Interest

Initially $100 per Unit

SECOND AMENDED AND RESTATED SELLING AGREEMENT

November 28, 2008

Kenmar Securities Inc.

900 King Street

Suite 100

Rye Brook, New York 10573

Ladies and Gentlemen:

This Second Amended and Restated Selling Agreement (“Agreement”) amends and restates, in its entirety, that certain Selling Agreement dated as of May 16, 2005, as amended and restated on September 27, 2005, by and among the Trust, the Managing Owner and the Selling Agent (each as hereinafter defined). The revisions contained in this Agreement memorialize the transformation of the Trust from a publicly-offered commodity pool to a privately-offered commodity pool.

Preferred Investment Solutions Corp., a Delaware corporation (the “Managing Owner”), has caused the formation, on September 28, 2004, of a statutory trust pursuant to the Delaware Statutory Trust Act (the “Delaware Act”) under the name, World Monitor Trust III (the “Trust”), for the purposes of engaging in the speculative trading of commodity futures and forward contracts, commodity options and other commodity interests. Wilmington Trust Company, a Delaware banking company (the “Trustee”), is the trustee of the Trust and has delegated substantially all responsibility for the management of the Trust’s business and affairs to the Managing Owner. The beneficial interest in the Trust (the “Units”) will be offered in one series (the “Series”), but the Trust may issue additional series of Units in the future. The Series will be offered in two or more classes. The assets of the Trust will be allocated to one or more different trading advisors (each a “Trading Advisor” and, collectively, the “Trading Advisors”). Each Trading Advisor is registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor under the Commodity Exchange Act, as amended (the “CE Act”), and is a member of the National Futures Association (the “NFA”) in such capacity (or otherwise exempt from such registration and/or membership). The Series of Units will be separately valued and its assets will be segregated from the assets of any other series. The Trust proposes to offer and to sell to Subscribers (as hereinafter defined) acceptable to the Managing Owner, the Units upon the terms and subject to the conditions set forth in this Agreement and the Confidential Private Placement Memorandum (the “Memorandum”). The Units will be offered at their month-end Net Asset Value. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the

Memorandum. Kenmar Securities Inc., a Delaware corporation (the “Selling Agent”) shall be a Selling Agent for the Trust. In addition, the Selling Agent may, with the consent of the Managing Owner, distribute Units through the use of “introducing broker” correspondents (“Correspondents”), provided such Correspondents are duly registered as broker-dealers or exempt from the requirement of being so registered, pursuant to the terms of the Second Amended and Restated Correspondent Selling Agent Agreement attached hereto as Exhibit A.

The Trust desires to raise capital as herein provided by the sale of Units, the purchasers of which will become beneficiaries (“Unitholders”) of the Trust, and the Selling Agent hereby agrees to use its best efforts to market the Units pursuant to the terms hereof. Accordingly, the Selling Agent, the Managing Owner and the Trust, intending to be legally bound, hereby agree as follows.

Section 1. Representations and Warranties of the Managing Owner. The Managing Owner represents and warrants to the Selling Agent and the Trading Advisors as follows:

(a) The Memorandum was prepared in full conformity with the applicable requirements of the CE Act, and the rules, regulations and instructions promulgated under the CE Act, and the rules and regulations of the NFA, in the form heretofore delivered to the Selling Agent;

(b) The Memorandum contains all statements that are required to be made therein, conforms in all material respects to the requirements of the CE Act and the rules and regulations of the CFTC and the NFA, thereunder, and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the Trust or the Managing Owner by the Selling Agent, the Trustee, the Administrator, any commodity broker who has contracted to provide commodity brokerage services to the Trust (each, a “Commodity Broker”) or their respective agents or by or on behalf of any Trading Advisor or any other commodity trading advisor (an “Other Advisor”) engaged by the Managing Owner on behalf of the Trust for use therein.

(c) The certificate of trust (the “Certificate of Trust”) pursuant to which the Trust has been formed and the Third Amended and Restated Declaration of Trust and Trust Agreement of the Trust, as amended from time to time (the “Trust Agreement”), provide for the subscription and sale of the Units of the Trust; all action required to be taken by the Managing Owner and the Trust as a condition to the sale of the Units to qualified subscribers therefore has been taken; and, upon payment of the consideration therefore specified in all accepted Subscription Agreements and Powers of Attorney, the Units will constitute valid units of beneficial interest of the Trust as to which the subscribers thereto will have the same limitation on personal liability as stockholders in a private corporation for profit organized under the laws of the State of Delaware and will be Unitholders of the Trust entitled to all the applicable benefits under the Trust Agreement and the Delaware Act.

(d) The Trust is a statutory trust duly organized pursuant to the Delaware Act and is validly existing and in good standing under the laws of the State of Delaware with full power and authority to engage in the business to be conducted by it, as described in the Memorandum. The Trust is in good standing and qualified to do business in each jurisdiction in which such qualification is necessary in order to protect the limited liability of Unitholders and in which the nature or conduct of its business as described in the Memorandum requires such qualification and the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement and the Advisory Agreement (as defined below).

(e) The Managing Owner is, and will continue to be so long as it is the managing owner of the Trust, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business as described in the Memorandum requires such qualification and the failure to be so qualified would materially adversely affect the Trust’s or the Managing Owner’s ability to perform its obligations hereunder.

(f) The Trust and the Managing Owner each have full trust and corporate power and authority, as the case may be, under applicable law to perform its respective obligations under the Trust Agreement, the Advisory Agreements by and among each Trading Advisor, the Trust and the Managing Owner (the “Advisory Agreements”) (references in this Agreement to the Advisory Agreements intend, in respect of each Trading Advisor, to refer only to the Advisory Agreement to which such Trading Advisor is a party) and this Agreement, and to conduct its business as described in the Memorandum.

(g) Each of the Trust Agreement, the Advisory Agreements and this Agreement has been duly and validly authorized, executed and delivered by the Managing Owner on behalf of the Trust and by the Managing Owner, and each constitutes a valid, binding and enforceable agreement of the Trust and the Managing Owner in accordance with its terms.

(h) The execution and delivery of the Trust Agreement, the Advisory Agreements and this Agreement, the incurrence of the obligations set forth therein and herein and the consummation of the transactions contemplated herein and in the Memorandum: (i) will not constitute a breach of, or default under, any instrument or agreement by which the Managing Owner, the Trust, or any of their property or assets is bound, or any statute, order, rule or regulation applicable to the Managing Owner or the Trust, of any court or any governmental body or administrative agency having jurisdiction over the Managing Owner or the Trust; (ii) will not result in the creation or imposition of any lien, charge or encumbrance on any property or assets of the Managing Owner or the Trust; (iii) will not give any party a right to terminate its obligations or result in the acceleration of any obligations under any material instrument or agreement by which the Managing Owner or the Trust, or any of their respective property or assets is bound; and (iv) will not result in any material liability (other than such as may be contemplated hereby and under the Agreements enumerated in this subparagraph) on the part of either the Managing Owner or the Trust.

(i) Except as otherwise disclosed in the Memorandum, there is not pending nor, to the best of the Managing Owner’s knowledge, threatened any action, suit or proceeding before or by any court or other governmental body to which the Managing Owner or the Trust is a party, or to which any of the assets of the Managing Owner or the Trust is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Managing Owner or the Trust or which is required to be disclosed in the Memorandum pursuant to the CE Act or the CFTC Regulations. The Managing Owner has not received any notice of an investigation or warning letter from the NFA or CFTC regarding non-compliance by the Managing Owner with the CE Act or the regulations thereunder.

(j) All authorizations, consents or orders of any court, or of any federal, state or other governmental or regulatory agency or body required for the authorization, issuance, offer and sale of the Units have been obtained.

(k) The Managing Owner and each of its principals and employees have, and will continue to have so long as it is the managing owner of the Trust, all federal and state governmental, regulatory, self-regulatory and commodity exchange approvals and licenses, and the Managing Owner (either on behalf of itself or its principals and employees) has effected all filings and registrations with federal and state governmental, regulatory or self-regulatory agencies required to conduct its business and to act as described in the Memorandum or required to perform its or their obligations as described under the Trust Agreement (including, without limitation, registration (i) as a commodity pool operator under the CE Act, and (ii) membership in the NFA as a “commodity pool operator,” and this Agreement and the performance of such obligations will not contravene or result in a breach of any provision of the Managing Owner’s certificate of incorporation, by-laws or any agreement, instrument, order, law or regulation binding upon it or any of its employees or principals. The principals of the Managing Owner identified in the Memorandum are all of the principals of the Managing Owner, as “principals” is defined by the CFTC regulations. Such principals are duly registered as such on the Managing Owner’s commodity pool operator Form 7-R registration.

(l) The Trust does not require any federal or state governmental, regulatory, self-regulatory or commodity exchange approvals or licenses, and the Trust need not effect any filings or registrations with any federal or state governmental agencies in order to conduct its business and to act as contemplated by the Memorandum and to issue and sell the Units (other than (i) filings on Form D under Regulation D under the Securities Act of 1933, as amended (the “1933 Act”), (ii) filings with the NFA pursuant to the CE Act and (iii) notice filings with the states under state securities laws).

(m) The Managing Owner has the financial resources necessary to meet its obligations to the Selling Agent hereunder.

(n) All of the information regarding the actual performance of the accounts of the Managing Owner and the Managing Owner’s principals set forth in the Memorandum is complete and accurate in all material respects and, except as disclosed in the Memorandum, is in accordance and compliance with the disclosure requirements under the CE Act and the CFTC Regulations as well as of the NFA.

(o) The Managing Owner acknowledges that the Selling Agent’s customer and Correspondent lists constitute proprietary data belonging to the Selling Agent, and the Managing Owner agrees that it will not disseminate any confidential information regarding any of the foregoing, except as required by law. The Managing Owner agrees that (i) it will not, directly or indirectly, solicit a client introduced to the Managing Owner or the Trust by the Selling Agent or any of its Correspondents which client does not have a verifiable preexisting relationship with the Managing Owner (a “Protected Client”) to establish a managed account with the Managing Owner or to invest in another fund managed by the Managing Owner unless such solicitation is conducted through the Selling Agent or as otherwise agreed to by the Selling Agent and (ii) if any Protected Client approaches the Managing Owner, the Managing Owner will not accept the account or investment without the Selling Agent’s approval. In the event of a breach of the agreements of the Managing Owner in this Section 1(o), the Managing Owner agrees to compensate the Selling Agent with respect to that Protected Client in an amount equal to the amount of ongoing compensation to be paid by the Trust to the Selling Agent with respect to such a Protected Client. Such payments are deemed to be a reasonable estimate of the damage to the Selling Agent and shall be the Selling Agent’s exclusive remedy for such breach.

(p) The Trust will not be required to register as an investment company under the Investment Company Act of 1940 in order to conduct its operations as described in the Memorandum.

Section 2. Offering and Sale of Units.

(a) Subject to the terms and conditions and on the basis of the representations, warranties and covenants set forth herein, the Selling Agent is hereby appointed as a Selling Agent for the Trust (it is contemplated that certain additional selling agents and certain Correspondents may also market Units) during the term herein specified for the purpose of using its best efforts to identify acceptable subscribers for the Units. The Selling Agent shall only approach a potential investor that it reasonably believes is an “accredited investor” as defined in Regulation D under the 1933 Act).

It is understood that the Selling Agent’s agreement to use its best efforts to find acceptable subscribers for the Units shall not prevent it from acting as a selling agent or underwriter for the securities of other issuers, including affiliates, which may be offered or sold during the term hereof. The agency of the Selling Agent hereunder shall continue until the expiration or termination of this Agreement as provided herein, including such additional period as may be required to effect a closing of the sale of the Units subscribed for through the date of such termination.

Each subscriber shall be required to submit a minimum aggregate subscription of at least $25,000 ($10,000 for trustees or custodians of eligible employee benefit plans and individual retirement accounts). Incremental investments are permitted in $5,000 multiples, with Units being sold in fractions calculated to three decimal places.

All Selling Agent branch offices will be required to forward subscriptions to the Managing Owner no later than 10:00 a.m., New York City time, on the fifth Business Day prior to the last day of each month. The Managing Owner shall have sole responsibility for determining whether Subscribers are qualified to become Unitholders in the Trust and for accepting subscriptions and determining their validity. The Selling Agent agrees to use its best efforts to cause Subscribers to prepare their subscriptions in proper form and that the proceeds representing the subscription amount are delivered to the Managing Owner in readily available funds in a timely manner.

The Managing Owner will determine whether to accept or reject all subscriptions received and will do so within two (2) Business Days following receipt from the Selling Agent of a Subscription Agreement and Power of Attorney (the “Subscription Agreement”).

On each Closing Time (as defined herein), the acceptance, delivery, and receipt of subscriptions for Units will be subject to the terms and conditions set forth in this Agreement, including, but not limited to, (1) the payment of the full subscription price for Units and delivery of a properly completed Subscription Agreement by each Subscriber; (2) the fact that a new

Subscriber’s subscription will not be final and binding until two (2) Business Days following the Subscriber’s delivery of his subscription documents to the Selling Agent (or an Additional Seller), and (3) compliance with Section 4 hereof.

The Selling Agent agrees that it will not take any of the following action against the Trust: (1) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Trust in an involuntary case or proceeding under the federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging the Trust a bankrupt or insolvent, or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of the Trust under the federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Trust or of any substantial part of any of its properties, or ordering the winding up or liquidation of any of its affairs, (2) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause; or (3) file an involuntary petition for bankruptcy (collectively “Bankruptcy or Insolvency Action”).

In addition, the Selling Agent agrees that for any obligations due and owing to it, the Selling Agent will look solely and exclusively to the assets of such Series or the Managing Owner, if it has liability in its capacity as Managing Owner, to satisfy its claims and will not seek to attach or otherwise assert a claim against the other assets of the Trust, whether or not there is a Bankruptcy or Insolvency Action taken. The parties agree that this provision will survive the termination of this Agreement, whether terminated in a Bankruptcy or Insolvency Action or otherwise.

This Agreement has been made and executed by and on behalf of the Trust and the Managing Owner and the obligations of the Trust and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners individually but are binding only upon the assets and property identified above and no resort shall be had to the assets of other series issued by the Trust.

(b) (i) Units in Class I. As compensation, the Selling Agent shall receive a service fee in respect of the Class I Units, monthly in arrears, equal to  1/ 2th of 2.0% (2.0% per annum) of the Net Asset Value per Unit of the outstanding Class I Units on an on-going basis. Ongoing compensation will be paid at the end of each calendar quarter on the basis of the Units outstanding during each month during such quarter. “Net Assets,” for purposes of determining ongoing compensation shall be calculated after reduction of all expenses of the Trust, including accrued and unpaid expenses.

(ii) Units in Class II. The Selling Agent will not receive any service fees from the Trust for any Class II Unit sold by it.

(iii) All Units. As compensation, the Selling Agent shall receive a sales commission in respect of the Class I Units and the Class II Units, monthly in arrears, equal to  1/2 th of 1.00% (1.00% per annum) of the Net Asset Value per Unit of the outstanding Class I Units and Class II Units as of the beginning of each month.

(c) The Selling Agent will provide the Managing Owner with a list of prospective Correspondents. Unless the prospective Correspondent has a verifiable preexisting relationship with the Managing Owner as notified to the Selling Agent in writing, such

Correspondent shall only be permitted to offer Units as a Correspondent of the Selling Agent pursuant to a Correspondent Selling Agreement in a form agreed to by the Selling Agent. The Selling Agent, with the consent of the Managing Owner, may select Correspondents, in each case which represent in the Correspondent Selling Agreement that they are either (i) dealers who are members in good standing of the Financial Industry Regulatory Authority (“FINRA”) or (ii) foreign banks, dealers or institutions ineligible for membership in a registered security association (within the meaning of Section 25 of Article III of the FINRA’s Rules of Fair Practice) which agree that they will make no sales of Units within the United States, its territories or possessions or areas subject to its jurisdiction.

(d) In respect of Correspondents selected by the Selling Agent with the consent of the Managing Owner, the Managing Owner shall pay the Selling Agent selling commissions and ongoing compensation as set forth above, a portion of which (as agreed between the Selling Agent and each such Correspondent) the Selling Agent shall pass on to each such Correspondent.

(e) Units will be sold as of the first day of each calendar month (each such sale, a “Closing” and each such date, a “Closing Time”), in the discretion of the Trust. Notwithstanding anything to the contrary herein, in no event shall the Managing Owner or the Trust be obliged to accept any subscription for Units if to accept such subscription could reasonably be expected to cause the assets of the Trust to be deemed to be the assets of any “employee benefit plan” as defined in and subject to the Employee Retirement Income Security Act of 1974, as amended, or “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended.

(f) No selling commissions shall be paid on Units sold to the Managing Owner or any of its principals or affiliates.

(g) The Trust shall not in any respect be responsible for any selling commissions described herein. All such commissions are to be solely the responsibility of the Managing Owner.

Section 3. Compliance with General Laws.

(a) It is understood that the Selling Agent has no commitment with regard to the sale of the Units other than to use its best efforts. In connection with the offer and sale of the Units, the Selling Agent represents that it will comply fully with all applicable laws, and the rules and interpretations of FINRA, the SEC, the CFTC, state securities administrators and any other regulatory body.

(b) The Selling Agent agrees not to recommend the purchase of Units to any subscriber unless the Selling Agent shall have reasonable grounds to believe, on the basis of information obtained from the subscriber concerning, among other things, the subscriber’s investment objectives, other investments, financial situation and needs, that the subscriber is or will be in a financial position appropriate to enable the subscriber to realize to a significant extent the benefits of the Trust, including the tax benefits (if any) described in the Memorandum; the subscriber has a fair market net worth sufficient to sustain the risks inherent in participating in the Trust; and the Units are otherwise a suitable investment for the subscriber. The Selling Agent agrees to maintain such records as are required by the applicable rules of Regulation D under the 1933 Act and FINRA for purposes of determining “accredited investor” status and its pre-existing relationship with such investor.

In connection with making the representations and warranties set forth in this paragraph, Selling Agent has not relied on inquiries made by or on behalf of any other parties.

The Selling Agent agrees to inform all prospective purchasers of Units of all pertinent facts relating to the liquidity and marketability of the Units as set forth in the Memorandum.

(c) Subscription payments may be made by wire transfer or by authorizing the Selling Agent to debit the subscriber’s customer securities account maintained with the Selling Agent. Subscribers who do so must have their subscription payments in their accounts on the specified settlement date — subscribers to be notified of such dates by the Selling Agent. Settlement of the payment for subscriptions will occur not later than five (5) business days following notification by the Managing Owner to the Selling Agent of the acceptance of a particular subscription and not later than the termination of the offering of the Units. On each settlement date, subscribers’ customer securities accounts will be debited by the Selling Agent in the amount of their subscriptions. The amount of the subscription payments so debited will be transmitted by such Selling Agent directly to the Trust in the form of a Selling Agent check or wire transfer made payable to the Trust.

The Selling Agent and the Managing Owner may make such other arrangements regarding the transmission of subscriptions as they may deem convenient or appropriate.

(d) The Selling Agent represents, warrants and covenants that it: (1) maintains anti-money laundering policies and procedures that comply with the Bank Secrecy Act of 1970, as amended, and applicable federal anti-money laundering regulations, including policies and procedures to verify the identity of prospective Subscribers (“AML Laws, Regulations and Policies”); (2) complies with AML Laws, Regulations and Policies; (3) will promptly deliver to the Managing owner, to the extent permitted by applicable law, notice of any AML Laws, Regulations and Policies violation, suspicious activity, suspicious activity investigation or filed suspicious activity report that relates to any prospective Subscriber for Units; and (4) will cooperate with the Managing owner and deliver information reasonably requested by the Managing Owner concerning Subscribers that purchased Units sold by the Selling Agent necessary for the Managing Owner or the Trust to comply with AML Laws, Regulations and Policies.

(e) The Selling Agent will not use any form of “general solicitation” or “general advertising” (within the meaning of Rule 502 of Regulation D under the 1933 Act) in making offers of Units, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or advertising.

(f) The Selling Agent has and shall maintain all licenses and registrations necessary under applicable federal and state laws, rules and regulations, including the rules and regulations of any self-regulatory organization with competent jurisdiction, to provide the services required to be provided by the Selling Agent under this Agreement.

Section 4. Covenants of the Managing Owner.

(a) The Managing Owner shall notify the Selling Agent immediately (i) when any amendment to the Memorandum shall have become effective or any supplement to the Memorandum is prepared, (ii) of any material criminal, civil or administrative or investigative proceedings against or involving the Managing Owner or the Trust, or (iii) of the issuance by the CFTC or NFA of any order suspending the effectiveness of the Memorandum, the registration or NFA membership of the Managing Owner as a “commodity pool operator,” or any order or decree enjoining the offering or the use of the then current Memorandum.

(b) The Managing Owner shall deliver to the Selling Agent as promptly as practicable from time to time such number of copies of the Memorandum (as amended or supplemented) and of the Promotional Material as the Selling Agent (or their Correspondents) may reasonably request.

(c) The Managing Owner and the Trust will comply with all requirements imposed upon them by the CE Act and the CFTC Regulations, as from time to time in force, so far as necessary to permit the continuance of sales of the Units during such period in accordance with the provisions hereof and as set forth in the Memorandum.

(d) If any event shall occur as a result of which it is necessary, in the reasonable opinion of the Managing Owner, to amend or supplement the Memorandum (i) to make the Memorandum not materially misleading in the light of the circumstances existing at the time it is delivered to a subscriber, or (ii) to conform with applicable CFTC Regulations, the Managing Owner shall prepare and furnish to the Selling Agent, at the expense of the Managing Owner, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Memorandum which will amend or supplement the Memorandum so as to effect the necessary changes. No such amendment or supplement shall be filed or used without the approval of the Selling Agent. Without limiting the generality of the foregoing, the Managing Owner shall amend or supplement the Memorandum to reflect any change in fees (net of rebates, if any) to be paid to a Trading Advisor by the Trust or the Managing Owner.

Section 5. Payment of Expenses and Fees. The Managing Owner will pay all expenses incident to the performance of the obligations of the Managing Owner and the Trust hereunder, including the printing and delivery to the Selling Agent in quantities as hereinabove stated of copies of the Memorandum and any supplements or amendments thereto, and of any supplemental sales materials.

Section 6. Conditions of Closing. The sale of the Units and the release of subscription funds are subject to the accuracy of the representations and warranties of the parties hereto, to the performance by such parties of their respective obligations hereunder and to the following further conditions:

(a) At each Closing Time, the Managing Owner shall deliver a certificate to the effect that: (i) no order suspending the effectiveness of the Memorandum has been issued and no proceedings therefore have been instituted or to the best of their knowledge threatened by the CFTC or other regulatory or self-regulatory body; (ii) the representations and warranties of the Managing Owner contained herein are true and correct with the same effect as though expressly made at such Closing Time and in respect of the Memorandum as in effect at such Closing Time; and (iii) the Managing Owner has performed all covenants and agreements herein contained which are required to be performed on its part at or prior to such Closing Time.

(b) At each Closing Time, the parties hereto shall have been furnished with such information, opinions and certified documents as the Managing Owner may deem to be necessary or appropriate.

(c) The parties hereto shall have been furnished with such additional information, opinions and documents, including supporting documents relating to parties described in the Memorandum and certificates signed by such parties with regard to information relating to them and included in the Memorandum as they may reasonably require for the purpose of enabling them to pass upon the sale of the Units as herein contemplated and related proceedings, in order to evidence the accuracy or completeness of any of the representations or warranties or the fulfillment of any of the conditions herein contained; and all actions taken by the parties hereto in connection with the sale of the Units as herein contemplated shall be reasonably satisfactory in form and substance to counsel for the Managing Owner and to counsel for the Selling Agent.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as required by this Agreement to be fulfilled prior to a Closing Time, such Closing Time shall be delayed until such time as all such conditions shall have been satisfied or otherwise waived, and any such cancellation or termination shall be without liability of any party to any other party other than in respect of Units already sold.

Section 7. Indemnification, Contribution and Exculpation.

(a) The Managing Owner agrees to indemnify and hold harmless the Selling Agent and each person, if any, who controls the Selling Agent within the meaning of Section 15 of the 1933 Act, as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever arising from any breach of any representation or warranty of the Managing Owner set forth herein or from any untrue statement of a material fact or alleged untrue statement of a material fact contained in the Memorandum (or any amendment thereto) or in the Promotional Material or any omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(ii) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body commenced or threatened, or of any claim whatsoever based upon any such breach, untrue statement or omission or any such alleged untrue statement or omission (any settlement to be subject to indemnity hereunder only if effected with the written consent of the Managing Owner); and

(iii) against any and all expense whatsoever (including the fees and disbursements of counsel) reasonably incurred in investigating, preparing or defending against litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such material breach, untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clauses (i) or (ii) above.

(iv) If the indemnification provided for in this Section 6 shall for any reason be unavailable to the Selling Agent (or a controlling person of the Selling Agent) in respect of any loss, liability, claim, damage or expense referred to herein, then the Managing Owner shall, in lieu of indemnifying the Selling Agent (or controlling person) contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense, (A) in such proportion as shall be appropriate to reflect the relative benefits received by the Managing Owner on the one hand and the Selling Agent on the other from the offering of the Units by the Selling Agent or (B) if the allocation provided by clause (A) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (A) above but also the relative fault of the Managing Owner on the one hand and the Selling Agent on the other with respect to the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. Relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Managing Owner on the one hand or the Selling Agent on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contributions pursuant to this Section 7 (iv) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by the Selling Agent (or controlling person) as a result of the loss, liability, claim, damage or expense referred to above in this Section 7(iv), shall be deemed to include, for purposes of this Section 7(iv), any legal or other expenses reasonably incurred by such otherwise indemnified party in connection with investigating or defending any such action or claim.

In no case shall the Managing Owner be liable under this indemnity and contribution agreement with respect to any claim unless the Managing Owner shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure to so notify the Managing Owner shall not relieve the Managing Owner from any liability which it may have otherwise than on account of this indemnity and contribution agreement, The Managing Owner shall be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party (or party entitled to contribution hereunder) or parties; defendant or defendants therein.

The Managing Owner agrees to notify the Selling Agent and the Trading Advisors within a reasonable time of the assertion of any claim in connection with the sale of the Units against it or any of its officers or directors or any person who controls the Managing Owner within the meaning of Section 15 of the 1933 Act.

(b) The Selling Agent agrees to indemnify and hold harmless the Managing Owner, the Trust and each person, if any, who controls the Managing Owner or the Trust from and against any and all losses, claims, damages, liabilities or expenses arising out of or based upon (i) any violation of law or of this Agreement committed by the Selling Agent in selling the Units to investors or (ii) any oral representations made to investors the information in which is not contained in the Memorandum or any other previously approved written material.

Section 8. Consent. Each of the Managing Owner and the Selling Agent agrees and consents (the “Consent”) to look solely to each series that is being offered pursuant to this Agreement (the “Contracting Series”) and the assets (the “Contracting Series Assets”) of the

Contracting Series and to the Managing Owner and its assets for payment. The Contracting Series Assets include only those funds and other assets that are paid, held or distributed to the Trust on account of and for the benefit of the Contracting Series, including, without limitation, funds delivered to the Trust for the purchase of interests in a Series. In furtherance of the Consent, each of the Managing Owner and the Selling Agent agrees that any debts, liabilities, obligations, indebtedness, expenses and claims of any nature and of all kinds and descriptions (collectively, “Claims”) incurred, contracted for or otherwise existing arising from, related to or in connection with the Trust and its assets and the Contracting Series and the Contracting Series Assets, shall be subject to the following limitations:

(a) Subordination of certain claims and rights. (1) except as set forth below, the Claims, if any, of the Managing Owner or the Selling Agent (the “Subordinated Claims”) shall be expressly subordinate and junior in right of payment to any and all other Claims against the Trust and any series thereof, and any of their respective assets, which may arise as a matter of law or pursuant to any contract; provided, however, that the Claims of each of the Managing Owner and the Selling Agent (if any) against the Contracting Series shall not be considered Subordinated Claims with respect to enforcement against and distribution and repayment from the Contracting Series, the Contracting Series Assets and the Managing Owner and its assets; and provided further that the valid Claims of either the Managing Owner or the Selling Agent, if any, against the Contracting Series shall be pari passu and equal in right of repayment and distribution with all other valid Claims against the Contracting Series and (2) the Managing Owner and the Selling Agent will not take, demand or receive from any Series or the Trust or any of their respective assets (other than the Contracting Series, the Contracting Series Assets and the Managing Owner and its assets) any payment for the Subordinated Claims;

(b) The Claims of each of the Managing Owner and the Selling Agent with respect to the Contracting Series shall only be asserted and enforceable against the Contracting Series, the Contracting Series Assets and the Managing Owner and its assets; and such Claims shall not be asserted or enforceable for any reason whatsoever against any other Series, the Trust generally or any of their respective assets;

(c) If the Claims of the Managing Owner or the Selling Agent against the Contracting Series or the Trust are secured in whole or in part, each of the Managing Owner and the Selling Agent hereby waives (under section 1111(b) of the Bankruptcy Code (11 U.S.C. S 1111(b)) any right to have any deficiency Claims (which deficiency Claims may arise in the event such security is inadequate to satisfy such Claims) treated as unsecured Claims against the Trust or any Series (other than the Contracting Series), as the case may be;

(d) In furtherance of the foregoing, if and to the extent that the Managing Owner and the Selling Agent receives monies in connection with the Subordinated Claims from a series or the Trust (or their respective assets), other than the Contracting Series, the Contracting Series Assets and the Managing Owner and its assets, the Managing Owner and the Selling Agent shall be deemed to hold such monies in trust and shall promptly remit such monies to the Series or the Trust that paid such amounts for distribution by the series or the Trust in accordance with the terms hereof; and

(e) The foregoing Consent shall apply at all times notwithstanding that the Claims are satisfied, and notwithstanding that the agreements in respect of such Claims are terminated, rescinded or canceled.

Section 9. Status of Parties. In marketing Units pursuant to this Agreement, the Selling Agent is acting solely as agent for the Trust, and not as principal. The Selling Agent will use its best efforts to assist the Trust in obtaining performance by each purchaser solicited by such Selling Agent whose offer to purchase Units from the Trust has been accepted on behalf of the Trust, but the Selling Agents shall not have any liability to the Trust in the event that Subscription Agreements are improperly completed or any such purchase is not consummated for any reason. Except as specifically provided herein, the Selling Agent shall in no respect be deemed to be an agent of the Trust.

Section 10. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or contained in certificates of any party hereto submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by, or on behalf of, the Selling Agent, the Managing Owner, the Trust, or any person who controls any of the foregoing, and shall survive the Closing Times.

Section 11. Termination. Either party to this Agreement shall have the right to terminate its participation under this Agreement at any time upon fifteen (15) days prior written notice of such termination to the other party.

Section 12. Survival. Irrespective of the expiration or termination of this Agreement, Sections 4, 5, and 7 hereof shall survive, and all applicable provisions of this Agreement with respect to outstanding Units.

Section 13. Notices and Authority to Act. All communications hereunder shall be in writing and, (a) if sent to the Managing Owner or the Trust , shall be mailed, delivered or telecopied and confirmed to the Managing Owner at: Preferred Investment Solutions Corp., 900 King Street, Suite 100, Rye Brook, New York 10573, Attn: General Counsel; and Mr. Timothy P. Selby, Alston & Bird LLP, 90 Park Avenue, New York, NY 10016 and (b) if sent to the Selling Agent, shall be mailed, delivered or telecopied and confirmed to the Selling Agent at: Kenmar Securities Inc., 900 King Street, Suite 100, Rye Brook, New York 10573, Attn: General Counsel; and Mr. Timothy P. Selby, Alston & Bird LLP, 90 Park Avenue, New York, NY 10016. Notices shall be effective when actually received.

Section 14. Parties. This Agreement shall inure to the benefit of and be binding upon the Selling Agent, the Trust, the Managing Owner and such parties’ respective successors to the extent provided herein. This Agreement and the conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the parties hereto and their respective successors, assigns and controlling persons and parties indemnified hereunder, and for the benefit of no other person, firm or corporation. No purchaser of a Unit shall be considered to be a successor or an assignee solely on the basis of such purchase.

Section 15. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES CREATED HEREBY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 16. Consent to Jurisdiction. The parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the County of New York, and State of New York.

Accordingly, the parties hereto consent and submit to the jurisdiction of the federal and state courts and applicable arbitral body located within the County of New York, and State of New York. The parties further agree that any such action or proceeding brought by any party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the federal or state courts, or if appropriate, before any applicable arbitral body, located within the County of New York, and State of New York.

The Managing Owner and the Trust each agree that, at the request of the Setting Agent, they will submit any action or proceeding referred to in this Section 15 to NFA arbitration in the County of New York and State of New York, and agree to execute and deliver to each Selling Agent such Selling Agent’s standard form of arbitration agreement, as required by NFA regulations.

Section 17. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and both of which together shall be deemed one and the same instrument.

Section 18. Series Disclaimer and Acknowledgment. The parties hereto acknowledge and agree that the Trust is organized in series pursuant to Sections 3804(a) and 3806(b)(2) of the Delaware Act. As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each series of the Trust shall be enforceable against the assets of such series of the Trust only, and not against the assets of the Trust generally or the assets of any other series of the Trust or against the Trustee of the Trust. There may be several series of the Trust created pursuant to the Declaration of Trust and Trust Agreement of the Trust.

If the foregoing is in accordance with each party’s understanding of their agreement, each party is requested to sign and return to the Managing Owner and the Trust a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among them in accordance with its terms.

Very truly yours,

WORLD MONITOR TRUST III – SERIES J

By:	PREFERRED INVESTMENT SOLUTIONS CORP., its Managing Owner

	By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer

KENMAR SECURITIES INC.

By:	/s/ Braxton Glasgow III
Name:	Braxton Glasgow III
Title:	Chief Executive Officer

EXHIBIT A

Correspondent Selling Agent Agreement